PTC Announces Fourth Quarter and Fiscal Year 2017 Results

Fourth Quarter Bookings and Subscription Mix Both Exceed the High End of Guidance

NEEDHAM, MA, October 25, 2017 -PTC (NASDAQ: PTC) today reported financial results for its fourth quarter and fiscal year ended September 30, 2017.

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Fourth quarter FY’17 GAAP revenue was $306 million;non-GAAP revenue was $307 million
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FY’17 GAAP revenue was $1,164 million; non-GAAP revenue was $1,167 million
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Fourth quarter GAAP net income was $17 million or $0.15 per diluted share; non-GAAP net income was $40 million or $0.34 per diluted share
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FY’17 GAAP net income was $6 million or $0.05 per diluted share; non-GAAP net income was $138 million or $1.17 per diluted share
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Fourth quarter license and subscription bookings were $144 million and subscription mix was 72%
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FY’17 license and subscription bookings were $419 million and subscription mix was 69%.
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Total deferred revenue, billed and unbilled, was $1.1 billion, an increase of 40% from the same period last year
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Fourth quarter subscription Annualized Recurring Revenue (ARR) was $339 million, an increase of $171 million or 102% from the same period last year

“We are very pleased with our fourth quarter results and strong finish to the fiscal year,” said James Heppelmann, President and CEO, PTC. “New license and subscription bookings of $144 million in the quarter were well above the high end of our guidance range and set a new record for quarterly bookings performance. Both revenue and EPS were within or above our guidance range, despite a subscription bookings mix in the quarter that was higher than we guided to, which decreased reported revenue in the current period as revenue is deferred and recognized over future periods.”

Heppelmann continued, “Fiscal 2017 was another year of great progress in our transformation to become a high-growth subscription software company and industrial IoT leader. During the year, we delivered strong results in our core CAD and PLM businesses, grew bookings in our IoT business well above current market growth rates, and exited the ‘subscription trough’, setting the company up for strong revenue and EPS growth going forward.”

Additional fourth quarter operating and financial highlights are set forth below. Information about our bookings and other reporting measures is provided beginning on page four. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

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Q4’17 license and subscription bookings were $144 million, up 1% year-over-year. Please note that Q4’16 bookings included a $20 million booking from a mega-deal. Excluding the mega-deal, fourth quarter bookings grew 18% year-over-year. FY’17 license and subscription bookings were $419 million, an increase of 4% year-over-year. Excluding the $20 million booking from a mega-deal from Q4’16, FY’17 bookings increased 10% year-over-year.

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Subscription bookings in the fourth quarter comprised 72% of total bookings, compared to our guidance of 68%. For the quarter, we estimate that the higher-than-guidance mix of subscription reduced revenue by approximately $6 million and reduced non-GAAP earnings per share by approximately $0.05. We estimate that, at our guidance subscription mix, both revenue and non-GAAP EPS would have been above the high end of our guidance ranges. For the full year, subscription bookings comprised 69% of total bookings, compared to 56% in the prior fiscal year. We plan to discontinue new perpetual license sales in the Americas and Western Europe as of January 1, 2018, except for Kepware.

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Total deferred revenue – billed and unbilled - increased $310 million or 40% year-over-year and increased $184 million or 20% sequentially to $1.1 billion. Billed deferred revenue increased 11% year-over year and declined 1% sequentially to $459 million, due to the timing of support billings during the year. Billed deferred revenue can fluctuate quarterly based upon the contractual billings dates in our recurring revenue contracts as well as the timing of our fiscal reporting periods.

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GAAP and non-GAAP software revenue in the quarter were both approximately $265 million, an increase of 10% year-over-year, despite a higher mix of subscription bookings than last year. For the full year, GAAP software revenue was $987 million and non-GAAP software revenue was $989 million, each an increase of 5% year-over-year.

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Approximately 85% of fourth quarter GAAP and non-GAAP software revenue came from recurring revenue streams, up from 83% in the same period last year. For the full year, approximately 86% of GAAP software revenue and 87% of non-GAAP software revenue came from recurring revenue streams, up from 82% for both GAAP and non-GAAP software revenue in the prior fiscal year.

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Annualized recurring revenue (ARR) was approximately $905 million, an increase of 12% year-over-year.

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GAAP operating expenses in the quarter were approximately $206 million, compared to $238 million in the same period last year; non-GAAP operating expenses were approximately $181 million, compared to $183 million in the same period last year. For the full year, GAAP operating expenses were approximately $794 million, compared to $852 million in the same period last year; non-GAAP operating expenses were approximately $688 million, compared to $681 million in the same period last year.

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Operating cash flows in the quarter were $33 million, and free cash flow was $26 million, both of which include cash payments for restructuring of approximately $2 million. For the full year, operating cash flows were $135 million, and free cash flow was $109 million, both of which include cash payments for restructuring of approximately $37 million and legal payments of approximately $3 million.

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Total cash, cash equivalents, and marketable securities as of the end of the fourth quarter was $330 million and total debt, net of deferred issuance costs, was $712 million.

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We repurchased $16 million worth of shares in Q4’17, which represents approximately 61% of our free cash flow in the quarter. Over the second half of the fiscal year, following the resumption of the share repurchase program, we repurchased $51 million worth of shares, representing approximately 47% of free cash flow for the full fiscal year.

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Based on our strong fiscal 2017 results and our positive outlook for fiscal 2018, we are reaffirming our prior fiscal 2021 financial targets, which call for $1.8 billion in total revenue, growing double-digits;$1.6 billion in software revenue, growing double digits;85% subscription mix, yielding 95% recurring software revenue;non-GAAP operating margin in the low 30% range;non-GAAP EPS of $4.15, and free cash flow of $525 million. Please note that these future targets do not take into consideration the impact of ASC 606, which PTC will adopt as of October 1, 2018 (fiscal year 2019). We have included a long term operating model presentation with our earnings documents posted to our investor relations website at investor.ptc.com.

Fiscal 2018 Business Outlook
For the first quarter and fiscal year ending September 30, 2018, the company expects:

In millions except per share amounts
Operating Measures(1)	Q1’18 Low	Q1’18 High	FY’18 Low	FY’18 High

Subscription ACV	$ 28	$ 31	$ 178	$ 185
License and Subscription Bookings	$ 82	$ 92	$ 446	$ 464
Subscription % of Bookings	68%	68%	80%	80%
(1) An explanation of the metrics included in this table is provided below.
Financial Measures	Q1’18 Low	Q1’18 High	FY’18 Low	FY’18 High
Subscription Revenue	$ 98	$ 100	$ 440	$ 450
Support Revenue	132	132	525	525
Perpetual License Revenue	27	30	90	95
Total Software Revenue	257	262	1,055	1,070
Professional Services Revenue	40	40	170	170
Total Revenue	$297	$ 302	$ 1,225	$ 1,240

Operating Expense (GAAP)	$ 199	$ 202	$ 814	$ 824
Operating Expense (Non-GAAP)	176	180	723	733
Operating Margin (GAAP)	5%	7%	7%	7%
Operating Margin (Non-GAAP)	16%	17%	17%	18%
Tax Rate (GAAP)	25%	25%	25%	25%
Tax Rate (Non-GAAP)	11%	9%	11%	9%
Shares Outstanding (GAAP)	117	117	117	117
Shares Outstanding (Non-GAAP)	117	117	117	117
EPS (GAAP)	$ 0.03	$ 0.05	$ 0.24	$ 0.30
EPS (Non-GAAP)	$ 0.28	$ 0.32	$ 1.27	$ 1.37
Free Cash Flow			$ 190	$ 200

The first quarter and fiscal 2018 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known nor reflected).

In millions	Q1’18	FY’18

Effect of acquisition accounting on fair value of acquired deferred revenue	$ -	$ 1
Stock-based compensation expense	17	70
Intangible asset amortization expense	15	58
Total Estimated Pre-Tax GAAP adjustments	$ 32	$ 129

PTC’s Fiscal 2017 Fourth Quarter Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, October 25, 2017. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 773-799-3757 or 800-857-5592 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 888-568-0904 and entering the pass code 7091. The archived webcast will also be available on PTCs Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Total Deferred Revenue
Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. We define Unbilled Deferred Revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized.

Software Revenue
Any reference to “total recurring software revenue” or “recurring software revenue” means the sum of subscription revenue and support revenue. Any reference to “total software revenue” or “software revenue” means the sum of subscription revenue, support revenue and perpetual license revenue. “Subscription revenue” includes cloud services revenue.

Annualized Recurring Revenue (ARR)
To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. (A related metric is Subscription ARR, which is calculated by dividing the portion of non-GAAP revenue attributable to subscription for the quarter by the number of days in the quarter and multiplying by 365.) ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract. These factors can result in variability in disclosed ARR.

Navigate Allocation
In fiscal 2016, we launched Navigate, a ThingWorx-based IoT solution for PLM. In fiscal 2017, revenue and bookings for Navigate are being allocated 50% to Solutions and 50% to IoT. Fiscal 2016 reported amounts have been reclassified to conform with the current presentation. The impact of the reclassification on fiscal 2016 revenue was immaterial.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

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Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.

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Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors and to our employee stock purchase plan. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.

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Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.

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Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.

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U.S. pension plan termination-related costs include charges related to our plan that we began terminating in the second quarter of 2014. Costs associated with the termination are not considered part of our regular operations.
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Restructuring charges include excess facility restructuring charges and severance costs resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.

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Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.

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Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions. Additionally, we exclude other material tax items that we view as non-ordinary course.

A reconciliation of non-GAAP measures to GAAP results is provided within this press release.

PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our first quarter and full fiscal 2018 targets, our long-range targets for fiscal 2021, and other future financial and growth expectations and targets, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions as we expect, which could impact our ability to achieve targeted subscription bookings and subscription mix; sales of our solutions as subscriptions may not have the longer-term effect on revenue and earnings that we expect;we may be unable to expand our partner ecosystem as we expect and our partners may not generate the revenue we expect;we may be unable to improve performance in Japan when or as we expect;we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and any repatriation of cash held outside the U.S., which constitutes a significant portion of our cash, could be subject to significant taxes. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC (NASDAQ: PTC)
PTC has the most robust Internet of Things technology in the world. In 1986 we revolutionized digital 3D design, and in 1998 were first to market with Internet-based PLM. Now our leading IoT and AR platform and field-proven solutions bring together the physical and digital worlds to reinvent the way you create, operate, and service products. With PTC, global manufacturers and an ecosystem of partners and developers can capitalize on the promise of the IoT today and drive the future of innovation.
PTC.com           @PTC           Blogs

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

Revenue:
Subscription	$84,245	$40,665	$279,246	$118,322
Support	141,056	157,545	574,680	651,807
Total recurring revenue	225,301	198,210	853,926	770,129
Perpetual license	39,291	41,367	133,390	173,467
Total subscription, support and license revenue	264,592	239,577	987,316	943,596
Professional services	41,787	48,660	176,723	196,937
Total revenue	306,379	288,237	1,164,039	1,140,533

Cost of revenue:
Cost of license and subscription revenue (1) (2)	23,713	19,089	86,047	69,710
Cost of support revenue (1) (2)	23,174	22,059	92,202	85,729
Total cost of software revenue	46,887	41,148	178,249	155,439
Cost of professional services revenue(1)	35,918	41,708	150,770	170,226
Total cost of revenue	82,805	82,856	329,019	325,665

Gross margin	223,574	205,381	835,020	814,868

Operating expenses:
Sales and marketing (1)	101,378	102,985	372,946	367,465
Research and development (1)	60,585	57,934	236,059	229,331
General and administrative (1)	36,278	37,647	145,067	145,615
Amortization of acquired intangible assets	8,122	8,158	32,108	33,198
Restructuring charges (credits), net	(358)	31,732	7,942	76,273
Total operating expenses	206,005	238,456	794,122	851,882

Operating income (loss)	17,569	(33,075)	40,898	(37,014)
Other expense, net	(12,114)	(10,298)	(42,304)	(30,178)
Income (loss) before income taxes	5,455	(43,373)	(1,406)	(67,192)
Benefit for income taxes (3)	(11,980)	(14,900)	(7,645)	(12,727)
Net income (loss)	$17,435	$(28,473)	$6,239	$(54,465)

Earnings (loss) per share:
Basic	$0.15	$(0.25)	$0.05	$(0.48)
Weighted average shares outstanding	115,483	114,958	115,523	114,612

Diluted	$0.15	$(0.25)	$0.05	$(0.48)
Weighted average shares outstanding	117,380	114,958	117,356	114,612

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Cost of license and subscription revenue	$425	$253	$1,379	$805
Cost of support	1,478	982	5,116	4,593
Cost of professional services revenue	1,616	1,321	6,116	5,393
Sales and marketing	4,326	3,405	15,373	14,659
Research and development	4,215	2,596	13,968	10,174
General and administrative	8,509	5,618	34,756	30,372
Total stock-based compensation	$20,569	$14,175	$76,708	$65,996

(2)
In the third quarter of 2017, PTC began reporting cost of support revenue separate from cost of license and subscription revenue. Costs for previous periods have also been separately reported to conform to the current period presentation.

(3)
In Q4’17 our effective tax rate was lower than the 35% statutory federal income tax rate due, in large part, to our corporate structure in which our foreign taxes are at an effective tax rate lower than the U.S. Additionally, our rate includes a benefit of $8.2M relating to a release of a valuation allowance in a foreign jurisdiction recorded in the quarter.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

GAAP revenue	$306,379	$288,237	$1,164,039	$1,140,533
Fair value adjustment of acquired deferred subscription revenue	240	619	1,670	2,330
Fair value adjustment of acquired deferred services revenue	255	266	1,043	1,139
Non-GAAP revenue	$306,874	$289,122	$1,166,752	$1,144,002

GAAP gross margin	$223,574	$205,381	$835,020	$814,868
Fair value adjustment of acquired deferred revenue	495	885	2,713	3,469
Fair value adjustment to deferred services cost	(108)	(114)	(437)	(492)
Stock-based compensation	3,519	2,556	12,611	10,791
Amortization of acquired intangible assets included in cost of revenue	7,327	6,369	26,621	24,604
Non-GAAP gross margin	$234,807	$215,077	$876,528	$853,240

GAAP operating income (loss)	$17,569	$(33,075)	$40,898	$(37,014)
Fair value adjustment of acquired deferred revenue	495	885	2,713	3,469
Fair value adjustment to deferred services cost	(108)	(114)	(437)	(492)
Stock-based compensation	20,569	14,175	76,708	65,996
Amortization of acquired intangible assets included in cost of revenue	7,327	6,369	26,621	24,604
Amortization of acquired intangible assets	8,122	8,158	32,108	33,198
Acquisition-related charges included in general and administrative costs	600	281	1,587	3,496
US pension plan termination-related costs	-	-	285	-
Legal settlement accrual	-	3,199	-	3,199
Restructuring charges (credits), net	(358)	31,732	7,942	76,273
Non-GAAP operating income (1)	$54,216	$31,610	$188,425	$172,729

GAAP net income (loss)	$17,435	$(28,473)	$6,239	$(54,465)
Fair value adjustment of acquired deferred revenue	495	885	2,713	3,469
Fair value adjustment to deferred services cost	(108)	(114)	(437)	(492)
Stock-based compensation	20,569	14,175	76,708	65,996
Amortization of acquired intangible assets included in cost of revenue	7,327	6,369	26,621	24,604
Amortization of acquired intangible assets	8,122	8,158	32,108	33,198
Acquisition-related charges included in general and administrative costs	600	281	1,587	3,496
US pension plan termination-related costs	-	-	285	-
Legal settlement accrual	-	3,199	-	3,199
Restructuring charges (credits), net	(358)	31,732	7,942	76,273
Non-operating credit facility refinancing costs	-	-	1,152	2,359
Income tax adjustments (2)	(14,546)	(13,328)	(17,357)	(19,809)
Non-GAAP net income	$39,536	$22,884	$137,561	$137,828

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), CONT'D.
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

GAAP diluted earnings (loss) per share	$0.15	$(0.25)	$0.05	$(0.48)
Fair value adjustment of acquired deferred revenue	-	0.01	0.02	0.03
Stock-based compensation	0.18	0.12	0.65	0.57
Amortization of acquired intangibles	0.13	0.12	0.50	0.50
Acquisition-related charges	0.01	-	0.01	0.03
Legal settlement accrual	-	0.03	-	0.03
Restructuring charges (credits), net	-	0.27	0.07	0.66
Non-operating credit facility refinancing costs	-	-	0.01	0.02
Income tax adjustments	(0.12)	(0.11)	(0.15)	(0.17)
Non-GAAP diluted earnings per share	$0.34	$0.20	$1.17	$1.19

GAAP diluted weighted average shares outstanding	117,380	114,958	117,356	114,612
Dilutive effect of stock-based compensation plans	-	1,522	-	985
Non-GAAP diluted weighted average shares outstanding	117,380	116,480	117,356	115,597

(1)	Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
GAAP operating margin	5.7%	-11.5%	3.5%	-3.2%
Fair value of acquired deferred revenue	0.2%	0.3%	0.2%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	6.7%	4.9%	6.6%	5.8%
Amortization of acquired intangibles	5.0%	5.0%	5.0%	5.1%
Acquisition-related charges	0.2%	0.1%	0.1%	0.3%
US pension plan termination-related costs	0.0%	0.0%	0.0%	0.0%
Legal settlement accrual	0.0%	1.1%	0.0%	0.3%
Restructuring charges (credits), net	-0.1%	11.0%	0.7%	6.7%
Non-GAAP operating margin	17.7%	10.9%	16.1%	15.1%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2017 and 2016 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, we recorded a tax benefit in 2016 for the write-off of a deferred tax liability that resulted from the change in tax status of a foreign subsidiary. This tax benefit has been excluded from non-GAAP tax expense.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2017	2016

ASSETS

Cash and cash equivalents	$280,003	$277,935
Marketable securities	50,315	49,616
Accounts receivable, net	152,299	161,357
Property and equipment, net	63,600	67,113
Goodwill and acquired intangible assets, net	1,440,680	1,480,118
Other assets	373,487	309,590

Total assets	$2,360,384	$2,345,729

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$458,907	$413,657
Debt, net of deferred issuance costs	712,406	751,601
Other liabilities	303,635	337,805
Stockholders' equity	885,436	842,666

Total liabilities and stockholders' equity	$2,360,384	$2,345,729

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

Cash flows from operating activities:
Net income (loss)	$17,435	$(28,473)	$6,239	$(54,465)
Stock-based compensation	20,569	14,175	76,708	65,996
Depreciation and amortization	22,555	21,833	86,742	86,554
Accounts receivable	(22,081)	(5,882)	12,832	52,617
Accounts payable and accruals	33,393	56,620	(14,531)	46,759
Deferred revenue	(40,177)	(28,360)	5,808	16,232
Income taxes	(11,255)	(19,963)	(29,087)	(37,433)
Excess tax benefits from stock-based awards	(247)	1	(644)	(93)
Other	12,332	3,621	(9,477)	7,001
Net cash provided by operating activities	32,524	13,572	134,590	183,168

Capital expenditures	(6,111)	(9,557)	(25,444)	(26,189)
Acquisitions of businesses, net of cash acquired (1)	-	(1,611)	(4,960)	(165,802)
Proceeds (payments) on debt, net	-	(20,000)	(40,000)	90,000
Proceeds from issuance of common stock	6,800	2	10,778	21
Payments of withholding taxes in connection with
vesting of stock-based awards	(410)	(303)	(26,654)	(20,939)
Excess tax benefits from stock-based awards	247	(1)	644	93
Proceeds (purchases) of investments	-	(560)	15,218	(560)
Contingent consideration	-	-	(11,054)	(10,621)
Proceeds (purchases) of marketable securities, net	(208)	-	(941)	(44,605)
Repurchases of common stock	(15,997)	-	(50,991)	-
Other financing & investing activities	-	(96)	(184)	(6,855)
Foreign exchange impact on cash	2,463	1,863	1,066	6,807

Net change in cash and cash equivalents	19,308	(16,691)	2,068	4,518
Cash and cash equivalents, beginning of period	260,695	294,626	277,935	273,417
Cash and cash equivalents, end of period	$280,003	$277,935	$280,003	$277,935

(1)
We acquired a company on April 5, 2017 for $5.0 million (net of cash acquired). We aquired Kepware, Inc. on January 11, 2016 for $99 million (net of cash acquired) and Vuforia on November 3, 2015 for $65 million (net of cash acquired).